EXHIBIT 10.20
December 9, 2009
William J. Tennis, Esq.
8113 River Falls Drive
Potomac, MD 20854
Re: DiamondRock Offer Letter
Dear Bill:
We are pleased to offer you the position of Executive Vice President, General Counsel and Corporate Secretary of DiamondRock Hospitality Company. This letter outlines the general responsibilities of the position as well as the basic terms of compensation.
General Responsibilities
The Executive Vice President, General Counsel and Corporate Secretary is the chief legal officer of DiamondRock Hospitality Company (the “Company”), accountable for all legal activities of the Company.
The General Counsel is a key member of leadership and the executive team and is a proactive advisor to the CEO, Chairman and the Board of Directors with the ability to handle matters in an appropriately confidential and productive manner. The General Counsel provides senior executives with a full range of legal expertise and options in furtherance of the Company’s goals and objectives.
Principal legal responsibilities and processes managed by the Executive Vice President, General Counsel and Corporate Secretary will be comparable to those performed by General Counsels in other similar public companies.
The Executive Vice President, General Counsel and Corporate Secretary is responsible for motivating and leading the members of the legal department, including providing mentoring, coaching and direction. He or she should foster a success-oriented, accountable environment within the legal department. He or she also needs to manage the legal budget of the Company.
In addition, the Executive Vice President, General Counsel and Corporate is responsible for obtaining all insurance that is procured directly by the Company.
The Executive Vice President, General Counsel and Corporate Secretary reports to the Chief Executive Officer and is a member of the Company’s Executive Committee.
Compensation
The position will have the following compensation components. The Company reserves the right, at the discretion of the Board of Directors, to modify these terms in the future subject to limitations in the Severance Agreement. Additionally, the Compensation Committee of the Company will need to formally approve the terms of these compensation terms at its meeting on December 15, 2009. Each of the members of the Compensation Committee has been advised of these terms.
Base Salary: The position pays a base salary twice a month in an amount that annualized equates to $305,000.00.
Bonus: The cash bonus for the position is targeted at 66% of the actual amount of base pay received in a fiscal year. There is a threshold and a maximum bonus of 33% and 100%, respectively, of base pay received in a fiscal year. The design of the cash bonus program will be at the discretion of the Chief Executive Officer with approval by the Compensation Committee of the Company; however the design of the program shall be substantially the same as for the other executives of the Company.
Long-Term Incentive: The Company will award you $500,000 of equity based incentive compensation at the same date as the other senior executives receive their grants at the meeting of the board of directors scheduled for the end of February 2010. The design and vesting schedule will be finalized at that same board meeting; however, your design and vesting schedule shall be the same as for the other executives of the Company.
Severance Agreement: The Company will provide you with a severance agreement substantially the same as in place for its former General Counsel except that it will not provide for any tax gross up provisions. The referenced agreement has been filed with the Securities and Exchange Commission and is available for your review on their website.

Other Benefits: In addition to the compensation terms outlined above, the Company will provide you with the same benefits as are currently in place for the Company’s Chief Financial Officer.
In conclusion, we look forward to you becoming a member of our team and hope that you find these terms agreeable. Once you accept this offer, we can mutually agree on a starting date no later than January 4, 2010.
Regards,

/s/ Mark W. Brugger Mark W. Brugger
Chief Executive Officer
Accepted:

/s/ William J. Tennis William J. Tennis